Exhibit 16

100 Chestnut Street Suite 1200 Rochester, NY 14604 Phone 585 / 423-1860 Fax 585 / 423-5966 www.mengelmetzgerbarr.com

An independent Member of the BDO Seidman Alliance
Additional Offices / Elmira, New York / Horneilt New York / Ithaca, New York

April 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Office of Thrift Supervision
Department of the Treasury
1700 G Street, NW
Washington, D.C.  20552

Dear Sir or Madam:

We have read the section captioned “Experts” in the Registration Statement on Form SB-2 filed by FSB Community Bankshares, Inc. and are in agreement with the statements concerning our firm contained therein, and we have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Mengel, Metzger, Barr & Co. LLP

MENGEL, METZGER, BARR & CO. LLP